April 10, 2017

Trust for Professional Managers 615 East Michigan Street Milwaukee, WI 53202

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 8, 2016 regarding the sale of the Class A, Class C, Class I, and Class R6 shares of the Marketfield Fund, a series of Trust for Professional Managers.  In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Godfrey & Kahn, S.C. GODFREY & KAHN, S.C.